Exhibit 10.22.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

    AMENDMENT NO. 9
TO THE
COLLABORATION AGREEMENT

This Amendment No. 9 to the Collaboration Agreement (this “Amendment”) is entered into as of the 20th day of May, 2025 (the “Amendment Effective Date”) by and between Amgen Inc., a Delaware corporation with a place of business at One Amgen Center Drive, Thousand Oaks, California 91320 (“Amgen”), and AstraZeneca Collaboration Ventures, LLC, a Delaware limited liability company with a place of business at 1800 Concord Pike, Wilmington, Delaware 19850 (“Partner”). Amgen and Partner are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Amgen and Partner entered into that certain Collaboration Agreement, dated as of March 30, 2012, as amended by Amendment No.1 to the Collaboration Agreement, dated October 1, 2014, as further amended by Amendment No.2 to the Collaboration Agreement and Release, dated May 2, 2016, as further amended by Amendment No.3 to the Collaboration Agreement, dated May 27, 2016, as further amended by Amendment No.4 to the Collaboration Agreement, dated October 2, 2016, as further amended by Amendment No.5 to the Collaboration Agreement, dated January 31, 2018, as further amended by Amendment No. 6 to the Collaboration Agreement, dated May 15, 2020, as further amended by Amendment No. 7 to the Collaboration Agreement, dated December 17, 2020, and as further amended by Amendment No. 8 to the Collaboration Agreement, dated November 19, 2021 (collectively, the “Agreement”);

WHEREAS, Amgen and AstraZeneca AB (“AstraZeneca AB”), an affiliate of Partner, entered into that certain Commercial Supply Agreement, dated as of July 13, 2021, as amended by Amendment No. 1 to the Commercial Supply Agreement, dated as of October 28, 2021, as amended and restated by that certain Amended and Restated Commercial Supply Agreement dated on or about the date hereof (such amendment and restatement, the “A&R Supply Agreement” and, collectively, the “Supply Agreement”).

WHEREAS, pursuant to the A&R Supply Agreement Amendment, Amgen and AstraZeneca AB have agreed to a technology transfer plan (the “Technology Transfer Plan”) regarding the transfer of certain drug product and finished drug product responsibilities outside of the United States related to AMG 157 from Amgen to AstraZeneca AB (the “Technology Transfer”).

WHEREAS, the Parties desire to amend certain terms of the Agreement due to: (i) the change of manufacturing responsibilities contemplated by the A&R Supply Agreement and Technology Transfer Plan and (ii) regarding the Commercialization Framework for AMG 157.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties hereto agree to amend the Agreement as follows:

ARTICLE 1 - AMENDMENT

Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

1.1Additional Definitions. From and after the Amendment Effective Date, the parties hereby agree that the following definitions are hereby added to the Agreement in appropriate alphabetical order:
“Commercialization Framework” means a framework approved by the JSC in accordance with Section 5.1 which on an indication or Product basis and/or country specific basis allocates commercial activities and/or operational responsibilities between the Parties.
“Estimated Manufacturing Costs” means estimates of the Manufacturing Actual Costs, calculated in accordance with the definition of Manufacturing Actual Costs.
1.2Amendment to Definition of “Critical Matters”. The Parties hereby agree that, following the Amendment Effective Date, Section 1.38 (Definition of “Critical Matters”) is hereby amended to (i) delete the word “and” immediately prior to subclause (E), and (ii) add the following language in clause (E) and a new clause (F), with added language indicated by bold and underline:
“(E) in relation to commercialization of AMG 157 in asthma or in any other indication or Products for which a Commercialization Framework has been approved by the JSC, any matters that are expressly stipulated to be “Critical Matters” by the Parties in a Commercialization Framework approved by the JSC, and (F) the approval of or amendment to a Commercialization Framework by the JSC with respect to a Product or indication thereof.”
1.3Amendment to Definition of “Manufacturing Actual Costs”. The Parties hereby agree that, following the Amendment Effective Date, Section 1.83 of the Agreement is hereby amended as follows, with added language indicated by bold and underline:
“Manufacturing Actual Costs” means (i) [*]. Manufacturing Actual Costs will be calculated consistently with other products manufactured by the Manufacturing Lead and in accordance with GAAP or IFRS, as applicable. For clarity, in the event that the Manufacturing Lead uses a contract manufacturer to perform any manufacturing activities under this Agreement, Manufacturing Actual Costs for such activities will be the price the Manufacturing Lead pays such contract manufacturer for such activities, plus the Costs to manage and to process materials obtained from such contract manufacturer. Commencing [*] (solely for Finished Drug Product (as defined in the applicable supply agreement between the Parties (or one or more Affiliates thereof))) and commencing [*] (solely for Drug Product (as defined in the applicable supply agreement between the Parties (or one or more Affiliates thereof)), but not Finished Drug Product), Manufacturing Actual Costs shall exclude [*].

1.4Amendment to Section 2.4.2 (JPT Deadlocks). From and after the Amendment Effective Date, Section 2.4.2 (JPT Deadlocks) is hereby amended as follows with added language indicated by bold and underline:
“If a JPT is unable to reach consensus on a non-Critical Matter, the decision will be made by the members of such JPT appointed by (i) the applicable Development Lead, in the case of matters under Section 2.4.1.1; (ii) the applicable Manufacturing Lead, in the case of matters under Section 2.4.1.2, provided that, where manufacturing responsibilities have been divided between multiple Manufacturing Leads for different territories, drug substance, drug product or finished drug product for a given Product, the decision regarding such non-Critical Matter will be made by the members of such JPT appointed by the applicable Manufacturing Lead if and only if the decision in question relates solely to the responsibilities allocated to the applicable Manufacturing Lead; and (iii) the applicable Commercialization Lead, in the case of matters under Section 2.4.1.3. If a JPT is unable to reach consensus on a Critical Matter or a non-Critical Matter not subject to the deadlock-breaking procedure as set out in the proviso to clause (ii), the members of such JPT appointed by either Party will have the right to require that such issue be escalated to the JSC for determination; provided, that if, in the good faith determination of the Development Lead, the Manufacturing Lead or the Commercialization Lead, as applicable, resolution of such Critical Matter requires exigent action pursuant to Applicable Law or to prevent a material adverse effect on a Product or a Party, the members of such JPT appointed by the Development Lead, the Manufacturing Lead or the Commercialization Lead, as applicable, will have the right to make an interim decision pending JPT determination.”
1.5Amendment to Section 2.5.2 (JSC Deadlocks). From and after the Amendment Effective Date, Section 2.5.2 (JSC Deadlocks) is hereby amended as follows with added language indicated by bold and underline, and the deletion of the word “and” between clauses (iii) and (iv):
“If the JSC is unable to reach consensus on a non-Critical Matter, the decision will be made by the members of the JSC appointed by (i) the applicable Development Lead, in the case of matters under Section 2.5.1.1; (ii) the applicable Manufacturing Lead, in the case of matters under Section 2.5.1.2, provided that, where manufacturing responsibilities have been divided between multiple Manufacturing Leads for different territories, drug substance, drug product or finished drug product for a given Product, the decision regarding such non-Critical Matter will be made by the members of the JSC appointed by the applicable Manufacturing Lead if and only if the decision in question relates solely to the responsibilities allocated to the applicable Manufacturing Lead; and (iii) the applicable Commercialization Lead, in the case of matters under Section 2.5.1.3 and (iv) in relation to commercialization of AMG 157 in asthma or in any other indication or Products for which a Commercialization Framework has been approved by the JSC, the applicable activity lead, in the case of any commercial activities expressly delegated to such lead in a Commercial Framework approved by the JSC. If the JSC is unable to reach consensus on a Critical Matter or a non-Critical Matter not subject to the deadlock-breaking procedure as set out in the proviso to clause (ii), the members of the JSC appointed by either Party will have the right to require that such issue be escalated to the CRC for determination; provided, that if, in the good faith determination of the Development Lead, the Manufacturing Lead or

the Commercialization Lead, as applicable, resolution of such Critical Matter requires exigent action pursuant to Applicable Law or to prevent a material adverse effect on a Product or a Party, the members of the JSC appointed by the Development Lead, the Manufacturing Lead or the Commercialization Lead, as applicable, will have the right to make an interim decision pending CRC determination.”
1.6Amendment to Section 4.2 (Manufacturing Lead). From and after the Amendment Effective Date, Section 4.2 (Manufacturing Lead) is hereby amended as follows with added language indicated by bold and underline:
“The Party that actually manufactures (itself or through a designee) a specific Product will be the “Manufacturing Lead” for such manufactured Product. For clarity, with respect to any Product, one Party may be the Manufacturing Lead for drug substance and the other Party may be the Manufacturing Lead for drug product, and one Party may be the Manufacturing Lead for drug product and the other Party may be the Manufacturing Lead for finished drug product. In addition, a Party may be the Manufacturing Lead (for any of drug substance, drug product or finished drug product) within a specific Territory, or any combination thereof. For Products where Manufacturing Lead responsibilities have been divided in accordance with this Section 4.2, references in this Agreement to the Manufacturing Lead shall mean the applicable Manufacturing Lead. Subject to Section 4.6 (Shortage; Allocation), the Manufacturing Lead will use Commercially Reasonable Efforts to supply Product in a manner sufficient to fulfill demand for the Product in the Collaboration Territory. Additionally, if Partner elects to become the Manufacturing Lead for a Product in accordance with Section 4.1 (Allocation of Manufacturing Responsibility) or is otherwise appointed the Manufacturing Lead by the CRC, the Parties will, with respect to Products manufactured by Partner, negotiate in good faith supplements to the definitions of Manufacturing Standard Costs and Manufacturing Actual Costs in order to make such definitions consistent, on a GAAP or IFRS basis (as applicable), with the manner in which Partner accounts for its other products.”
1.7Amendment to Section 4.3 ([*] Updates). From and after the Amendment Effective Date, Section 4.3 (Distribution) is hereby amended by replacing the first sentence of Section 4.3 with language that is bolded and underlined:
“On or before [*] each Party shall provide to the other Party provisional Estimated Manufacturing Costs to be incurred by such notifying Party for the next [*] to the other party, and on or before [*] the Manufacturing Lead shall provide an updated [*] estimate of Estimated Manufacturing Costs (“the [*] Estimated Manufacturing Costs”). The JSC will review the Operations Budgets twice per year: first prior to [*], and second prior to [*] (the “[*] Budget Review”) [*]. The JSC will be responsible for approving the Operations Budget in accordance with Section 2.5, including Section 2.5.1.2. Additionally, after Technical Feasibility has been achieved with respect to a Product, on a quarterly basis the Manufacturing Lead will inform the JSC of any expected decrease [*] that is expected to result in [*]. At the request of the other Party, the Manufacturing Lead will inform the other Party of [*] and will discuss with the other Party [*] with respect thereto. The Manufacturing Lead will have the sole right to determine which of its manufacturing sites will be used to manufacture a Product and may transfer the manufacturing of such Product from one site to another, so long as such transfer would not reasonably be likely to have a material adverse effect on the continued supply of such Product.”
1.8Amendment to Section 4.4 (Distribution). From and after the Amendment Effective Date, Section 4.4 (Distribution) is hereby amended is hereby amended as follows with added language indicated by bold and underline and with deleted language indicated by bold and strikethrough:
“Amgen will be solely responsible for the distribution of Products in the Amgen Distribution Countries. Partner will be solely responsible for the distribution of Products in all other countries in the Collaboration Territory. The Party that actually distributes Products in a particular country will be deemed the “Distribution Party” for such country. The Manufacturing Lead of drug product will supply Products for commercial use in labeled, finished form (unless otherwise agreed to by the JSC or unless Manufacturing Lead responsibilities have been divided with respect to drug product and finished drug product for a Product under Section 4.2 (Manufacturing Lead)) to the other Party for distribution in the countries for which the non-Manufacturing Lead for drug product has been allocated distribution responsibility. Notwithstanding the foregoing, the Parties agree that, for the commercialization of AMG 157 ~~in asthma~~, Amgen will be solely responsible for the distribution of AMG 157 in the United States (and, for clarity, shall be the Distribution Party therein for the commercialization of AMG 157 ~~in asthma~~) and Partner will be solely responsible for the distribution of AMG 157 in all other countries (and, for clarity, shall be the Distribution Party in such countries for the commercialization of AMG 157 ~~in asthma~~). The non-Manufacturing Lead will reimburse the Manufacturing Lead for such Product at the Manufacturing Lead’s Manufacturing Actual Cost upon delivery of such Product to the non-Manufacturing Lead. Such reimbursement will not be included in the calculation of Collaboration Profit (Loss) under Section 7.2 (Profit/Expense Sharing), but rather the non-Manufacturing Lead will be entitled to include such payment as part of Amgen Costs or Partner Costs, as applicable, upon sale of such Product to a Third Party.”
1.9Amendment to Section 5.4 (All Sales By Distribution Party). From and after the Amendment Effective Date, the final sentence of Section 5.4 (All Sales By Distribution Party) is hereby amended as follows with added language indicated by bold and underline, and to capitalize “Commercialization Framework”:
“Notwithstanding the foregoing, with respect to AZD8630 the Parties agree that a commercialization structure will be agreed by the Parties at least [*] years prior to anticipated first commercial launch of AZD8630 that is generally consistent with the roles and responsibilities as agreed by the Parties in the Commercialization Framework for Tezepelumab in asthma that was ratified by the JSC in May 2020 as subsequently amended by the JSC on January 29, 2025, provided, that [*].
1.10Amendment to Section 7.2.6 (Overruns). From and after the Amendment Effective Date, Section 7.2.6 (Overruns) is hereby amended to add the following [*].
ARTICLE 2 – MANUFACTURING LEAD AGREEMENT

2.1    The Parties hereby agree that, subject to and effective as of [*], Partner shall be Manufacturing Lead solely with respect to Finished Drug Product (as defined in the

Supply Agreement) of AMG 157 in the Collaboration Territories except for the United States, and Amgen shall continue to be the Manufacturing Lead with respect to Finished Drug Product of AMG 157 with respect to the United States.
2.2    Subject to and effective as of [*], Partner shall be Manufacturing Lead with respect to Drug Product of AMG 157 in all Collaboration Territories except for the United States, and Amgen shall continue to be the sole Manufacturing Lead for AMG 157 with respect to the United States. For the avoidance of doubt, for the period [*], Partner shall not be able to use the deadlock breaking procedures described in Section 2.4.2 (JPT Deadlocks) and 2.5.2 (JSC Deadlocks) of the Agreement to require Amgen to change its manufacturing process for Drug Product of AMG 157 for supply outside of the United States.
2.3    In all cases, Amgen shall continue to be the Manufacturing Lead for AMG 157 solely with respect to Drug Substance (as defined in the Supply Agreement) with respect to all Collaboration Territories.

ARTICLE 3 – REFERENCE TO AND EFFECT ON THE AGREEMENT
3.1    Reference to Agreement. Upon and after the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as modified and amended hereby.
3.2    Effectiveness of Amendment. Upon execution and delivery of this Amendment by both Parties, the amendments and agreements set forth above in Article 1 and Article 2 hereof shall be effective as of the Amendment Effective Date. Except as specifically amended above, the Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of the Parties.
3.3    No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of either Party under the Agreement, nor constitute a waiver of any provision of the Agreement.
ARTICLE 4 – MISCELLANEOUS
4.1    Governing Law. This Amendment will be governed by, and enforced and construed in accordance with, the laws of the State of New York without regard to its conflicts of law provisions. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state and federal courts of the State of New York for any matter arising out of or relating to this Amendment and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Amendment or the transactions contemplated hereby in the state and federal courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter will be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Amendment will be exclusively conducted in the English language. The United Nations Convention for the International Sale of Goods will not apply to the transactions contemplated herein.
4.2    Headings. The heading for each article and section in this Amendment has been inserted for convenience of reference only and is not intended to limit or expand on the meaning of the language contained in the particular article or section.
4.3    Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature page follows]

IN WITNESS THEREOF, duly authorized representatives of the Parties hereto have executed this Amendment as of the date first set forth above.

ASTRAZENECA COLLABORATION VENTURES, LLC		AMGEN INC.
By:	/s/ Richard Kenny	By:	/s/ Rachna Khosla
Name:	Richard Kenny	Name:	Rachna Khosla
Title:	Authorized Signatory	Title:	Senior Vice President, Business Development

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